ORDER FORM NO. 2

THIS ORDER FORM NO. 2 (this "**Order Form No. 2**") is entered in entered into as of January 14, 2021 ("**Order Form Effective Date**") in accordance with the terms of the **PLATFORM SERVICES, TRANSFER AGENT AND REGISTRAR AGREEMENT**, dated December 23, 2020 (the "**Agreement**"), entered into by and between **Securitize LLC**, a Delaware limited liability company ("**Securitize**"), and **Exodus Movement, Inc.**, a Delaware corporation ("**Issuer**"). Any capitalized terms below not defined in the Order Form shall have the meanings set forth in the Agreement.

RECITALS

A. Securitize and Issuer have previously signed (i) the Agreement and (ii) the Order Form, dated December 23, 2020 (the "**Original Order Form**").

B. Securitize and Issuer desire to terminate and replace the Original Order Form with this Order Form No. 2 in order to (i) provide additional compensation to Securitize for its KYC/AML process and (ii) to state the KYC/AML flow using Securitize ID.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals, mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. DESCRIPTION OF ISSUER OFFERING

- Class A Common Stock

2. FEES

Service	Description	Fee	Due Date
Customer Onboarding/Investor Relations Portal available within the Exodus Wallet	Part I: Issuer Management Dashboard Dashboard for issuer to manage investors, issuances, cap tables, admin and transfer agent functions. (note: this is non-investor facing) Part II: Investor On-boarding Securitize APIs for individual investors to access issuer data to accredited investors, non-accredited investors, and international investors in the United States and 50+ countries along with the	$30,000 (40% Discount)	Due and payable on the Order Form Effective Date.

Service	Description	Fee	Due Date
	requirements for Reg A offerings. Integration of applicable Securitize APIs into the Exodus Wallet, so that (i) investor onboarding can occur by clicking a link in the Exodus Wallet, which will send the investor to a Securitize website to open an account with Securitize and (ii) after completing the onboarding process, the investor will click on a link back to the Exodus Wallet to complete the process of purchasing shares of stock through applicable Securitize APIs.		
Issuance of Securities	Issuance of shares of Class A common stock to investors, which will be reflected by the generation of Digital Tokens	$10,000	Due and payable prior to any issuance.
Support	Dedicated developer to support integration into the Exodus Wallet, updates, manage feedback, site hosting and maintenance.	$2,000/month	Invoices to be sent by the 5th of the month following services
Transfer Agent Services	Cap Table Management, Lost and Stolen Securities and Dividend Distribution Management	0 - 500 Investors: $750/mo 501 - 1000 Investors: $1,000/mo 1001 - 2000 Investors: $1,250/mo 2001+ Investors: $1,500/mo	Invoices to be sent by the 5th of the month following services; quantity determined based on the count at the end of the month of services. Invoices are due upon receipt.
KYC/AML	Know-Your-Customer (KYC) and Anti-Money Laundering checks during onboarding of investors	$500 Annually for Individuals (paid upfront) $50/entity Each investor that goes through the KYC screening process and either passes or fails will be charged at a rate of $3.00 per screening; **provided, however**,	Invoices to be sent by the 5th of the month following services; quantity determined based on the count at the end of the month of services. Invoices are due upon receipt.

Service	Description	Fee	Due Date
		(i) that if an individual investor fails and restarts the process, the maximum amount of screening fees for such individual investor shall be limited to a maximum of $15 (for five (5) screening attempts), unless approved in writing by the Issuer and (ii) if there are 50,000 or more investors, then the fee shall be charged at a reduced rate of $2.00 per screening. In the event that Securitize is required to add additional staffing to support customer inquiries from investors, Issuer will be billed at a rate of $50 per hour per person required ("**Additional Staffing Fees**"); **provided, however**, that (i) Additional Staffing Fees may only be charged by Securitize to Issuer between the Effective Date and the close of business on April 30, 2021 and (ii) Additional Staffing Fees shall not exceed $200,000 in the aggregate, unless Issuer provides its prior written consent.	
Yearly Tax Form Generation	Preparation of yearly 1099 forms for investors.	$7.00/year/investor	Due and payable on December 15th of each calendar year.
Distribution Payouts	Distribution of payouts to investors	TBD - fees deducted from investor payment	Due and payable at time of distribution.
Secondary Market Integration Support	Tech integration with secondary marketplaces to manage ongoing compliance around trading and data management	$250/month/marketplace	Invoices to be sent by the 5th of the month following services; quantity determined based on the count at the end of the month of services. Invoices are due upon receipt.

Any work or customization requests by Issuer not explicitly described herein shall be subject to additional negotiation and fees. Issuer shall be billed for such fees that are mutually agreed in writing and, denoted in a supplemental Order Form, prior to beginning work on such requests.

Securitize will issue invoices for fees on the applicable Due Date referenced above. Invoices may be sent electronically and delivered to Issuer at:

Issuer:	Exodus Movement, Inc.
ADDRESS:	15418 Weir Street, No. 333
PHONE:	+1 (833) 992-2566
ATTENTION:	Accounting
EMAIL:	accounting@exodus.io

3. ORDER FORM TERM AND RENEWAL.

This Order Form shall be effective on the Order Form Effective Date and shall terminate two (2) years from the Order Form Effective Date (the "Initial Term") unless early terminated pursuant to the terms of the Agreement.

4. INTEGRATION OF APPLICABLE SECURITIZE API INTO EXODUS WALLET.

During the Term of this Agreement, Securitize shall (i) promptly respond to any reasonable inquiries from Issuer with respect to the integration of the applicable Securitize APIs into the Exodus Wallet and (ii) provide Issuer with all of the software APIs and supporting information and documentation that Issuer reasonably requires to integrate the Securitize API into the Exodus Wallet. Securitize shall provide a direct support channel to Issuer, to assist with any issues in relation to the Securitize API and its integration. In integrating the Securitize API into the Exodus Wallet, Issuer shall comply with all applicable statutes and regulations, including, but not limited to, any applicable regulations of, or published guidance from OFAC or any other applicable regulatory authority.

Subject to the other terms and conditions of this Agreement, Securitize grants to Issuer, during the Term of this Agreement, a limited, royalty-free, paid-up, worldwide, non-exclusive, and non-transferable right and license to (i) execute and use Securitize API in the Exodus Wallet, (ii) use Securitize's copyrighted work embodied in the Securitize Platform for the sole purpose of Issuer executing its duties under this Agreement, and (iii) use Securitize's trademark (both word mark and logo) in the Exodus Wallet software application and *exodus.io* website.

Subject to the other terms and conditions of this Agreement, Issuer grants to Securitize, during the Term of this Agreement, a limited, royalty-free, paid-up, worldwide, non-exclusive, and non-transferable right and license to use Issuer's trademark (both word mark and logo) in the Securitize Platform for the sole purpose of Securitize executing its duties under this Agreement.

Securitize and Issuer agree that the integration of the Securitize API into the Exodus Wallet shall be implemented so that (i) investor onboarding can occur by clicking a link in the Exodus Wallet, which will send the investor to the website of Securitize to open an account with Securitize; (ii) after completing the onboarding process, the investor will click on a link back to the Exodus Wallet to complete the process of

purchasing shares of stock through applicable Securitize APIs; (iii) in the Exodus Wallet, the Securitize app (or user interface component) would have an access token that will permit an investor to have continued access to the same session in the Securitize account for 365 days after the initial date of login. (Note: As long as the investor does not invalidate their session in some way, i.e., requiring this for security reasons or because they request a password change on Securitize iD); and (iv) Past the initial session creation, the actions related with the initial gathering of investor information for KYC purposes, as well as the rest of the investment process will be effected from within the Exodus Wallet, communicating the information to Securitize through applicable Securitize APIs. This is notwithstanding Securitize needing to reach the investor in case some clarification needs to be provided on their information for the integrity of the KYC process.

5. EXODUS KYC/AML FLOW USING SECURITIZE ID

1. Exodus applicant creates a Securitize iD ("SiD") application and submits their documents for review.

2. The KYC process is completed using SiD standard compliance verifications.

3. If the account is not auto-approved, it will be placed in an "Updates Required" status which presents the applicant with the opportunity to provide additional documentation to complete the application.

4. Upon the account being placed in Updates Required, an email is autogenerated and sent to the applicant advising them to login to their Securitize iD Account and upload additional documentation to complete the application.

5. Securitize reserves the right to reject any application based on inactivity.

6. Securitize reserves the right to reject any application using a risk-based approach.

6. TERMINATION OF ORIGINAL ORDER FORM; RATIFICATION AND CONFIRMATION OF AGREEMENT.

This Order Form No. 2 shall terminate and replace the Original Order Form, as of the Effective Date. Notwithstanding the foregoing, all of the terms, conditions and covenants of the Agreement are hereby ratified and confirmed and shall remain unaltered and in full force and effect and shall be binding upon the parties to this Amendment in all respects. The Agreement and this Order Form No. 2 shall be read, taken and combined as one and the same Agreement.

This Order Form No. 2 shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to conflicts of laws principles thereof. This Order Form No. 2 may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one agreement which is binding upon all parties hereto, notwithstanding that all parties are not signatories to the same counterpart. This Order Form No. 2 may be executed by electronic, facsimile or scanned signatures which shall be deemed to have the same force and effect as an original signature.

IN WITNESS WHEREOF, the Parties acknowledge that each has fully read and understood this Order Form, and intending to be legally bound thereby, executed this Agreement on the date set forth below.

SECURITIZE LLC

By: DocuSigned by: Jamie Finn 52A10E64C7C446B...

Name: James Finn

Title: Co-Founder / President

Date: January 14, 2021

EXODUS MOVEMENT, INC.

By: DocuSigned by: Sebastian Milla 8B43480CEBA44BF...

Name: Sebastian Milla

Title: Chief Operating Officer

Date: January 14, 2021